Exhibit 3.694
Oceanside Waste
& Recycling Services
General Partnership
AMENDED AND RESTATED
JOINT VENTURE AGREEMENT
     This Amended and Restated Joint Venture Agreement (this “Restated Agreement”) is entered into on December 31, 1996 (the “Effective Date”), by and between Zakaroff Recycling Services, Inc., & California corporation (“Zakaroff”), and Republic Waste Industries, Inc., a California corporation (“Republie”).
R E C I T A L S :
     A. WHEREAS, Republic’s predecessor-in-interest, Rapidway Disposal Service, a California general partnership (“Rapidway”) (comprised of Expert Disposal Service. Inc., a California corporation, and Fat Man, Inc., a California corporation), and Zakaroff entered into that certain Joint Venture Agreement dated ___(the “Agreement”) to form Oceanside Waste and Recycling Services, a general partnership (“Oceanside”);
     B. WHEREAS, Republic has succeeded to the interest of Rapidway in Oceanside;
     C. WHEREAS, Oceanside has been formed and has obtained one nonexclusive franchise for commercial solid waste collection services from the City of Beverly Hills (the “Franchise”);
     D. WHEREAS, Republic is the owner of an additional franchise for commercial solid waste collection services from the City of Beverly Hills (the “Second Franchise”);
     E. WHEREAS, Zakaroff and Republic desire to restate and amend the Agreement to: (i) consolidate the Second Franchise into Oceanside; (ii) merge all of Republic’s accounts into Oceanside; (iii) redefine the expenses, profit and loss sharing ratios; (iv) reallocate the operations and administrative duties; and (v) allocate the responsibility of providing insurance for Oceanside.
     NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zakaroff and Republic hereby agree as follows;
     1. Formation. Zekaroff and Republic have formed a general partnership, Oceanside, for the purpose of carrying out the terms and provisions of this Restated Agreement and for no other purpose without the mutual written consent of Zakaroff and Republic.

     2. Purpose. Oceanside shall operate a nonexclusive franchise for commercial solid waste collection services from the City of Beverly Hills and perform the services thereunder. Oceanside has maintained said Franchise, to which The services under the Second Franchise shall be added.
     3. Term. The term of Oceanside and this Restated Agreement shall be coterminous with the term of the Franchise.
     4. Powers. Oceanside shall have such powers as are necessary or appropriate to carry out its purposes.
     5. Territory and Scope. The territory and scope (collectively “Territory”) for Oceanside shall be the City of Beverly Hills.
     6. Respective Partnership Interests. The respective partnership interests and equity holdings of the parties (the “Partnership Interest”) shall be thirty (30%) percent to Zakaroff end seventy (70%) percent to Republic.
     7. Definitions.
          7.1 Capital Account. The term “Capital Account” shall mean individual accounts established by Oceanside for both Republic and Zakaroff which accounts shall be maintained accordance with Section 1.704(b)(2)(iv) of the regulations under the Internal Revenue Cede.
          7.2 Distributable Cash. The term “Distributable Cash” shall mean the amount of cash which Oceanside’s partners (the “Partners”) deem available for distribution to the Partners taking into account all Oceanside debts, liabilities and obligations then due and amounts which the Partners deem necessary to place into reserves for customary and usual claims with respect to the Oceanside’s business, including the annual City of Beverly Hills Franchise Fee.
          7.3 Fiscal Year. The term “Fiscal Year” shall mean Oceanside’s fiscal year, which shall be the calendar year.
     8. Operation of Consolidated Franchise. Commencing upon January 1, 1997 (the “Commencement Date”), the Franchise and Second Franchise shall be operated as a single consolidated franchise under Oceanside.
     9. Merger of Accounts. Upon the Effective Date, Republic shall merge all its accounts into Oceanside. Upon the Commencement Date Oceanside shall maintain said accounts in accordance with paragraph 16 of this Restated Agreement.
     10. Capitalization: Allocation of Profits, Losses and Distribution.
          10.1 Initial Capitalization. Initially, Zakaroff contributed $25,000 and Ripidway contributed $50,000.

          10.2 Additional Capitalization. Unless otherwise mutually agreed by Republic and Zakaroff the parties shall not be required to contribute any other amounts to Oceanside. If the parties mutually agree to make further contributions to Oceanside, such further contributions shall be in proportion to the Partner’s Partnership Interest.
          10.3 Allocation of Profits, Losses Expenses and Distributions.
          The distribution of profits, losses and expenses shall hereby be as follows:
          (a) Allocations. Profits and losses of Oceanside for each Fiscal Year shall be allocated in the manner provided in 10.3(b) and 10.3(c) below. Specifically, all revenues will be allocated in the manner provided in 10.3(b) and all expenditures will be allocated in the manner provided in 10.3(c). It is acknowledged that notwithstanding the fact that Oceanside operates on a fiscal year, revenues and expenses under 10.3(b) and 10.3(c) shall be allocated based on a Franchise Year basis (i.e., March 1 to February 28).
          (b) Profits. The profits shall be allocated thirty (30%) percent to Zakaroff and seventy (70%) percent to Republic, In accordance with their Partnership Interests.
          (c) Expenses. All partnership losses and expenses, including, but not limited to, the expenses set forth as item numbers 2 though 12 in the Division of Responsibilities chart (“Responsibilities Chart”), in Exhibit “A” attached hereto and incorporated herein by this reference (“Oceanside Expenses”), shall be allocated thirty (30%) percent to Zakaroff and seventy (70%) percent to Republic, in accordance with their Partnership Interests. Notwithstanding the foregoing, costs and expenses associated with equipment, labor and administrative overhead shall be paid directly by the party to whom the duty is allocated pursuant the Responsibilities Chart. Oceanside Expenses shall continue to be paid out of operating revenue derived from Oceanside’s operation. In the event there is insufficient operating revenue to pay Oceanside Expenses, then such expenses shall be borne as allocated in this paragraph 10.3 by the parties.
          (d) Distributions of Distributable Cash. Distributable Cash shall first be distributed to the panics so as to return the capital contributions made by the parties pursuant to paragraph 10.1 hereof. Any remaining Distributable Cash shall be distributed as a distribution of the profits or losses allocable to the parties under paragraphs 10.3(a)-(c) hereof.
          11. Labor and Equipment Unon the Commencement Date, Republic shall provide the drivers, swampers and collection vehicles necessary to service Oceanside’s accounts, with the exception that Zakaroff shall share the responsibility of providing recycling drivers and vehicles, as allocated in item numbers 26 and 28 of the Responsibility Chart. At that time, Republic shall be the lead partner in operations.

     12. Liability. Republic and Zakaroff shall be jointly and severally liable for all liabilities and obligations hereunder and under the Franchise and the Second Franchise (collectively the “Franchises”), however said liability shall be subject to paragraph 14. Each party hereby indemnifies the other from and against any and all claims, demands, liabilities, obligations. lawsuits, causes of action, damages, losses, judgments and costs and expenses (including reasonable attorneys’ fees) which arise from the indemnifying parties’ activities or actions which are not authorized by this Restated Agreement or the Franchises.
     13. Insurance. Zakaroff and Republic shall continue to maintain general liability insurance in such amounts as are reasonable for the business and services conducted, operated and provided hereunder and under the Franchises, provided however that Republic shall provide and maintain the excess liability Insurance for Oceanside, which meets the umbrella requirement under that certain contract with the City of Beverly Hills, dated February 14, 1995. Republic shall provide the insurance certificate for said insurance to the City of Beverly Hiils in the name of Oceanside (on behalf of both Partners). Notice of all claims, lawsuits and the like shall be given to the other party within a reasonable time of discovery or notice thereof.
     14. Contribution. In the event either Partner pays more of any Oceanside liability or expenses than is otherwise required pursuant to its Partnership Interest, such party shall be entitled to receive from the other Partner an amount of money sufficient to reduce such Partner’s expenditure to an amount equal to that which is required pursuant to such Partner’s Partnership Interest.
     15. Management. Republic and Zakaroff shall each have one (1) vote in the management of Oceanside and shall consult on all issues facing Oceanside.
     16. Administrative Services. Zakaroff shall be the lead Partner with regard to communicating with the City of Beverly Hills. The division of administrative among Oceanside, Zakaroff and Republic shall be in accordance with the Responsibilities Chart.
     17. Sales. Both parties shall use their best efforts in selling the services of Oceanside and expanding existing routes in the Territory. Zakaroff will dedicate one salesperson and Republic will dedicate two salespeople to account retention and new account acquisition, in accordance with item number 29 of the Responsibilities Chart.
     18. Termination. This Restated Agreement shall be terminable only in accordance with the terms and conditions of the Franchise. Upon termination of Oceanside all assets shall be sold or divided and profits or losses on such sale allocated among the parties as provided in paragraph 10 hereof. All assets shall thereupon be distributed to the Partners in accordance with the positive balances in their respective capital accounts.
     19. Banking. Oceanside shall have a separate bank account. signatories of the bank account shall be determined by matual agreement of the parties.
     20. Arbitration. Any controversy or claim directly or indirectly arising out of or relating to this Restated Agreement, or the breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Any such arbitration shall take place in Los Angeles, California.
     21. Attorneys’ Fees. If any arbitration or other legal action, with respect to this Restated Agreement is brought by a party hereto, the prevailing party in such arbitration or legal action shall be entitled to its attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.
     22. Transfer or Assignment. Neither party shall assign this Restated Agreement or the Franchises or any interest therein without the prior written consent of the other party.
     23. Waiver. A waiver of a breach or default under this Restated Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Restated Agreement shall not constitute a waiver of such term or condition.
     24. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) day after facsimile transmission, if sent via facsimile appropriately sent with confirmation, to the parties at the following addresses and facsimile numbers, or at such other addresses and facsimile numbers as the parties may designate from time to time by written notice in the manner aforesaid:

If to Zakaroff:	Zakaroff Services, Inc.
15045 Salt Lake Avenue
City of Industry, California 91746
Facsimile No.: (818)333-7754
Attention: President

If to Republic:	Republic Waste Industries
1910 East Washington Boulevard
Los Angeles, California 90021
Facsimile No.: (213)748-8575
Attention: President
     25. Governing Law.This Restated Agreement and the interpretation of the terms and conditions hereof shall be governed exclusively by federal and California law.
     26. Entire Agreement. This Restated Agreement restates and supersedes all previous agreements and constitutes the entire agreement of the parties hereof with respect to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Restated Agreement exist. This Restated Agreement may be amended only by a writing signed by the parties hereto.

     27. Severability. If any provision of this Restated Agreement or portion thereof is held to be unenforceable or invalid, the remaining provisions and portions thereof shall nevertheless be given full force and effect to the extent that the intent of the parties hereto can be enforced.
     28. Binding Effect. This Restated Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal and personal representatives.
     IN WITNESS WHEREOF, this Amended and Restated Joint Venture Agreement has been executed and deemed effective as of the date first above written.

ZAKAROFF RECYCLING SERVICES, INC., a California corporation
By:	/s/ MARK O. BOZAJIAN
	Name:	MARK O. BOZAJIAN
Its: PRESIDENT

REPUBLIC WASTE INDUSTRIES, INC.
By:	[ILLEGIBLE]
	Name:	[ILLEGIBLE]
Its: Counsel

EXHIBIT A
Oceanside Waste
Division of Responsibilities
Beverly Hills Contract

	(1)	(2)	(2)
	Oceanside	ZRS	RWI
	Waste	Direct	Direct
1. Revenue — F/L. R/O & Recycling	X

2. Disposal — Landfill and transfer station tipping fees	X		X

3. City recycling fees ($45.00/tan collected)	X

4. Environmental liability fund expenses ($55.00/tan disposed)	X

5. Franchise fees (10% on from leader — 11% on roll-off)	X

6. General liability insuransce	X(3)	X(3)	X(3)

7. Telephone bill (Oceanside Waste phone line coming into ZRS)	X

8. Outside legal & accounting fees (including preparation of financial statements and taz returns)	X

9. Fees for maintaining OW checking account	X

10. Collection fees — court costs, filling fees, NSF checks, etc.	X

11. Cost of all prited material — printed checks, envelopes, letterhead, service agreements, bin and, track signage (stickars), etc.	X

12. Any other outside services	X

13. Billing function — printing and mailing (including postage) of invoices

a. Front-loader accounts		X

b. Roll-off accounts			X

14. Collections fancties — customer contact and pursuing delinguencies

a. Front-loader accounts		X

b. Roll-off accounts			X

15. Processing new accounts, accounts changes, cancellations

a. Front-loader accounts		X

b. Roll-off accounts			X

16. Customer service function — answering customer complains, Inquiries, container exchange requests, new account information

a. Front-loader accounts		X

b. Roll-off accounts			X

17. Maintenances of accounting system and preparation of in-house financial

EXHIBIT A

	(1)	(2)	(2)
	Oceanside	ZRS	RWI
	Waste	Direct	Direct
statements and allocations		X

18. Accounts receivable functions

a. Front-loader accounts		X

b. Roll-off accounts (note: daily reporting from RWI to ZRS)			X

19. Cash receipts function — front loader and roll-off accounts (Notes: daily reporting from ZRS to RWI)		X

20. Accounts payable function — inputing vendor invoices, etc.		X

21. Cash disbursements function — making vendor payments (including postage)		X

22 Preparation and submissions of City reports and data accumulation		X

23. Principal City interface and contract administration		X

24. Coordinating yearly audit with City		X

25. Providing containers (exchanges & deliveries) and container repair

a. Front-loader bins		X

b. Roll-off containers			X

26. Providing collection vehicles (including fuel, maintenance, license fees, insurance, tires, etc.)

a. Front — loader & scout			X

b. Roll-off			X

c. Recycling		X(4)	X(4)

27. Providing dispatch servics

a. Front-loader		X	X

b. Roll-off			X

28. Providing driver and swamper labor

a. Front-loader			X

b. Roll-off			X

c. Recycling		X(4)	X(4)

d. Scout			X

29. Sales Force

a. Front-loader		X(5)	X(5)

b. Roll-off			X

EXHIBIT A

Footnote:

(1)	Amounts shall be allocated in accordance with partnership equity holdings (RWI — 70%, ZRS amounts billed shall be deposited into OW checking account and disbursements relating to expenses in this category shall be paid out of OW checking account.

(2)	Represents responsibilities of and expenses incurred directly by each partner which shall not be run through partnership account.

(3)	Each partner shall maintain general liability insurance, however, RWI shall provide an insurance certificate to the City in the name of OW (on behalf of both partners) and which meets the umbrella coverage requirements under the City contract.

(4)	ZRS shall continue servicing source Separated recycling accounts using truck #352 (bin program for fiber accounts) and truck #354 (front-loader program from commingled recyclables accounts) and RWI shall continue recycling of roll-off accounts and front-loader accounts for mixed waste sorting.

(5)	ZRS shall provide one salesperson as needed and RWI shall provide two salespersons as needed for account retention and new account acquisition.

EXHIBIT A

AMENDMENT TO
AMENDED AND RESTATED JOINT VENTURE AGREEMENT
OF OCEANSIDE WASTE AND RECYCLING SERVICES
     This Amendment (this “Amendment”) is entered into on September 4, 2009, by and between Zakaroff Services, a California corporation (“Zakaroff”), and Republic Services, Inc., a Delaware corporation (“Republic” and, together with Zakaroff).
     WHEREAS, Zakaroff and Republic are all of the partners of Oceanside Waste and Recycling Services, a California general partnership (“Oceanside”). which general partnership is governed by that certain Amended and Restated Joint Venture Agreement, dated December 31, 1996 (the “Amended and Restated JV Agreement”);
     WHEREAS, the Amended and Restated JV Agreement incorrectly sets forth the names of Oceanside’s partners as Zakaroff Recycling Services, Inc. and Republic Waste Industries, Inc.; and
     WHEREAS, Zakaroff and Republic desire to amend the Amended and Restated JV Agreement to: (i) set forth the correct names of Oceanside’s partners and (ii) change the terms governing the term and termination of Oceanside.
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zakaroff and Republic hereby agree to amend the Amended and Restated JV Agreement as follows:
     1. Names of Partners.
          a. In the introductory paragraph of the Amended and Restated JV Agreement: (i) “Zakaroff Recycling Services, Inc.” is hereby deleted and replaced with “Zakaroff Services” and (ii) “Republic Waste Industries, Inc., a California corporation” is hereby deleted and replaced with “Republic Services, Inc., a Delaware corporation.”
          b. The terms “Zakaroff and “Republic” as each is used throughout the Amended and Restated JV Agreement shall respectively mean “Zakaroff Services” and “Republic Services, Inc.”
     2. Notices. The addresses for each of Zakaroff and Republic set forth in paragraph 24 of the Amended and Restated JV Agreement are hereby deleted and replaced with the following:

If to Zakaroff:	Zakaroff Services
18500 N. Allied Way
Phoenix, AZ 85054
Facsimile No.: 480-627-2701
Attention: President

If to Republic:	Republic Services, Inc.
18500 N. Allied Way
Phoenix, AZ 85054
Facsimile No.: 480-627-2701
Attention: President
     3. Term. Paragraph 3 of the Amended and Restated JV Agreement is hereby deleted in its entirety and replaced with the following:
Term. The term of Oceanside shall continue until December 31, 2050, unless (i) Oceanside is dissolved earlier as set forth in the Amended and Restated JV Agreement, as amended by this Amendment or (ii) is continued by the Partners.
     4. Termination. Paragraph 18 of the Amended and Restated JV Agreement is hereby deleted in its entirety and replaced with the following:
Termination. Oceanside shall dissolve upon the first to occur of any of the following events: (i) the expiration of the term of Oceanside as set forth herein, unless that term is extended by all Partners; (ii) the unanimous election of the Partners to dissolve Oceanside; or (iii) the dissolution of Oceanside within the meaning of the provisions of the California Code applicable to partnerships, as amended from time to time (or any corresponding provisions of succeeding law). Upon termination of Oceanside all assets shall be sold or divided and profits or losses on such sale allocated among the Partners as provided in paragraph 10 hereof. All assets shall thereupon be distributed to the Partners in accordance with the positive balances in their respective Capital Accounts.
[Signature Page Follows]

2

     IN WITNESS WHEREOF, this Amendment has been executed and deemed effective as of the date first above written.

ZAKAROFF SERVICES, a California corporation
By:	/s/ Catharine D. Ellingsen
	Name:	Catharine D. Ellingsen
Its: Vice President & Asst. Secretary

REPUBLIC SERVICES, INC., a Delaware corporation
By:	/s/ Catharine D. Ellingsen
	Name:	Catharine D. Ellingsen
Its: Vice President & Asst. Secretary

[Signature Page to Oceanside Amendment]